Exhibit 99.1

Towers Watson Appoints Susan Davies Controller and Principal Accounting Officer

ARLINGTON, Va.—Nov. 2, 2015— Global professional services company Towers Watson (NASDAQ:TW) announced today that Susan Davies has been named controller and principal accounting officer, effective November 13, 2015. Davies will succeed Michael Thomson who will be joining another organization in an expanded position over his current role. “Susan’s strong leadership in internal audit and finance at Towers Watson makes her the ideal candidate for this critically important position,” said Roger Millay, chief financial officer at Towers Watson. “In her audit role, she embedded a thorough and disciplined approach to ensuring strong financial controllership while also developing the breadth of internal audit’s project portfolio to more broadly contribute to the operational and business success across Towers Watson. We look forward to her many contributions.”

Davies joined the company in 2007, as director of internal audit for the Americas, and was promoted to global director of internal audit in 2010 when Watson Wyatt merged with Towers Perrin to form Towers Watson. Previously, she was a Senior Manager/Director with PricewaterhouseCoopers, where her roles included serving multinational clients in both internal and external audit over 10 years. Davies is a graduate of the College of William and Mary where she earned a B.S. in mathematics in 1990; she earned her M.B.A. from Carnegie Mellon in 1997.

“I want to thank Mike for his many contributions to Towers Watson and wish him success in his new position,” said Millay. “He has the fortunate opportunity to enhance his career progression and significantly reduce his long daily commute, which is a great result for Mike and his family.”

Mike Thomson commented, “I’ve enjoyed my years with Towers Watson. The company has accomplished a lot during my tenure and I wish them well.”

About Towers Watson

Towers Watson (NASDAQ: TW) is a leading global professional services company that helps organizations improve performance through effective people, risk and financial management. With 16,000 associates around the world, the company offers consulting, technology and solutions in the areas of benefits, talent management, rewards, and risk and capital management. Learn more at towerswatson.com.